UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

[d]           Modification of Stock Option Granted to Director.

On February 6, 2008, our Board of Directors modified the terms of the option to purchase fifty thousand (50,000) shares of our common stock (the “Option”) granted to non-employee Board member, Richard J. Hawkins, on December 19, 2007.  Consistent with previously established terms of option grants to directors of the Company, the Option was modified to provide that the Option vests in equal monthly installments over a period of two years, subject to Mr. Hawkins’ continued service to the Company.  All other terms of the Option award remain unmodified.

[e]           Compensatory Arrangements of Certain Executive Officers.

Approval of 2007 Incentive Bonuses.  On January 31, 2008, our Compensation Committee awarded the following cash bonuses to our named executive officers pursuant to our 2007 Executive Management Incentive Compensation Plan, which provides for such bonuses based upon the corporate and individual achievements of specified objective performance goals for the year:

Christopher Calhoun, CEO
Bonus Awarded:                                               $172,200

Marc Hedrick, President
Bonus Awarded:                                               $124,100

Mark Saad, Chief Financial Officer
Bonus Awarded:                                               $99,225

Seijiro Shirahama, President – Asia Pacific
Bonus Awarded:                                               $55,250

Bruce Reuter, Sr. Vice President – International Sales, Marketing & Distribution
Bonus Awarded:                                               $46,575

On January 31, 2008, the Compensation Committee also issued to Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Reuter options to purchase up to 85,000, 60,000, 55,000, 55,000 and 30,000 shares of our common stock, respectively, all with 48-month vesting schedules.

    We expect Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Reuter to be our “named executive officers” by virtue of their status as our Principal Executive / Principal Financial Officers, and/or based upon their total compensation received for fiscal 2007.

Agreements for Acceleration and/or Severance.  On January 31, 2008, the Company entered into individual change of control agreements (in forms approved by the Board of Directors) (the “Agreements”) with Mr. Calhoun, Dr. Hedrick, and Mr. Saad.  The Agreements will provide for certain severance benefits to be paid to each of these executives in the event of his involuntary termination without cause, or due to the executive’s resignation for good reason (including the Company’s material breach of its obligations, material reduction in duties, responsibilities, compensation or benefits, or relocation by more than 30 miles without prior consent), provided such termination or resignation occurs in connection with an acquisition of the Company.  Upon such termination or resignation, Mr. Calhoun would receive a lump sum payment of 18 times his monthly base salary, and 18 times his monthly COBRA payments, and Dr. Hedrick and Mr. Saad would each receive a lump sum payment of 12 times his monthly base salary, and 12 times his monthly COBRA payments.  Notwithstanding the foregoing, these executives’ employment may be terminated for cause (including extended disability, repudiation of the Agreement, conviction of a plea of no contest to certain crimes or misdemeanors, negligence that materially harms the company, failure to perform material duties without cure, drug or alcohol use that materially interferes with performance, and chronic unpermitted absence) without triggering an obligation for the Company to pay severance benefits under the Agreements.

In addition, under the Agreements, any unvested stock options granted to each of the above named executives would vest in full upon (1) the date of the executive’s termination under the circumstances described above following entry into an acquisition agreement (subject to the actual consummation of the acquisition) or (2) consummation of an acquisition.

    In all events, each executive’s entitlement to the benefits described above is expressly conditioned upon his execution and delivery to the Company of an Agreement and General Release of claims, in the form to be attached to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: February 6, 2008	By: /s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer